Exhibit 99.1
September 28, 2020

UNITED NATURAL FOODS, INC. REPORTS RECORD FOURTH QUARTER AND STRONG FULL YEAR FISCAL 2020 RESULTS

Providence, Rhode Island - September 28, 2020 -- United Natural Foods, Inc. (NYSE: UNFI) (the “Company” or “UNFI”) today reported financial results for the fourth quarter (13 weeks) and fiscal year (52 weeks) ended August 1, 2020.

Fiscal 2020 Full Year Highlights
(Fiscal 2019 was a 53 week year that included the contribution from an acquisition for 41 weeks)

•	Net sales increased to $26.5 billion

•	Net loss of $(274) million, including $425 million pre-tax goodwill and asset impairment charges recorded in the first quarter of fiscal 2020

•	Adjusted EBITDA increased to $673 million

•	Loss per diluted share (EPS) improved to $(5.10)

•	Adjusted EPS increased to $2.72

•	Reduced outstanding debt, net of cash, by $388 million; year-end adjusted EBITDA leverage ratio of 4.0x

Fourth Quarter Fiscal 2020 Highlights
(All periods recast to present Retail in Continuing Operations; comparable basis changes are based on 13 week comparisons)

•	Net sales increased 0.4% to $6.75 billion, an 8.0% increase on a comparable basis

•	Net income increased 173.7% to $52 million, a 207.1% increase on a comparable basis

•	Adjusted EBITDA increased 19.3% to $198 million, a 27.9% increase on a comparable basis

•	Earnings per diluted share (EPS) increased 147.2% to $0.89, a 177.9% increase on a comparable basis

•	Adjusted EPS increased 202.9% to $1.06, a 205.2% increase on a comparable basis

“Fiscal 2020 was a monumental year for UNFI as the demonstrated flexibility and strength of our supply chain network led to full year results that exceeded our expectations,” said Steven L. Spinner, Chairman and Chief Executive Officer.  “At the same time, we’re focused on keeping our associates safe and maintaining the food supply chain for communities across North America through the unprecedented events of 2020, including the pandemic, civil unrest, and natural disasters. We’re continuing to execute with passion and purpose on our strategy and expect further growth in fiscal 2021.”

	Fourth Quarter Ended				Fiscal Year
($ in millions, except for per share data)	August 1, 2020 (13 weeks)	August 3, 2019 (14 weeks)	Percent Change	Comparable 13 Week Percent Change(3)	August 1, 2020 (52 weeks)	August 3, 2019 (53 weeks)	Percent Change(4)
Net sales	$6,755	$6,731	0.4%	8.0%	$26,514	$22,307	18.9%
Chains(1)	$2,713	$2,729	(0.6)%	6.9%	$10,663	$8,812	21.0%
Independent retailers(1)	$1,776	$1,714	3.6%	11.4%	$6,699	$5,536	21.0%
Supernatural(1)	$1,119	$1,164	(3.9)%	3.6%	$4,720	$4,394	7.4%
Retail(1)	$640	$567	12.9%	21.4%	$2,331	$1,653	41.0%
Other(1)	$507	$557	(9.0)%	(2.1)%	$2,101	$1,912	9.9%
Net Income (Loss)	$52	$19	173.7%	207.1%	$(274)	$(285)	3.9%
Adjusted EBITDA(2)	$198	$166	19.3%	27.9%	$673	$563	19.6%
Earnings (Loss) Per Diluted Share (EPS)	$0.89	$0.36	147.2%	177.9%	$(5.10)	$(5.56)	8.3%
Adjusted EPS(2)	$1.06	$0.35	202.9%	205.2%	$2.72	$1.68	61.9%

(1)
For the fourth quarter of fiscal 2020, the presentation of net sales by customer channel has been recast to be presented on a basis consistent with customer size. International customers other than Canada, and alternative format sales continue to be classified within Other. The main effect of the change was to re-categorize the former Supermarkets and Independents channels, previously classified by the majority of product carried by those customers between conventional and natural products, respectively, to classify those stores by the number of customer locations UNFI supplies. There was no impact to the Consolidated Statements of Operations as a result of the reclassification of customer types. UNFI believes this new basis better reflects the nature and economic risks of cash flows from customers: Chains, which consists of customer accounts that typically have more than 10 operating stores and exclude stores included within the Supernatural and Other channels defined below; Independent retailers, which include smaller size accounts and include single store and multiple store locations, but are not classified within Chains above or Other discussed below; Supernatural, which consists of chain accounts that are national in scope and carry primarily natural products, and currently consists solely of Whole Foods Market; Retail, which includes our Retail segment, including the Cub Foods business and the majority of the remaining Shoppers locations, excluding five Shoppers locations that are held for sale; and Other, which includes international customers outside of Canada, foodservice, e-commerce, conventional military business and other sales.

(2)	Please refer to the tables in this press release for a reconciliation of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with U.S. GAAP.

(3)
The comparable 13 week percent change removes the estimated contribution from the additional week in fiscal 2019 which is calculated by subtracting one-fifth of the respective metrics for the last five-week period within the 14-week fourth quarter of fiscal 2019.

(4)	Fiscal 2019 included 53 weeks and benefited from the contribution from an acquisition for 41 of the 53 weeks.

Fourth Quarter Fiscal 2020 Summary

Net sales from continuing operations in the fourth quarter of fiscal 2020 were $6.75 billion compared to $6.26 billion last year when excluding the additional week in fiscal 2019, which accounted for $475 million in net sales last year. The increase in net sales on a 13 week comparable basis was driven by strong customer demand as well as the benefits from cross selling. Retail identical store sales for the fourth quarter of fiscal 2020 increased 21.0% compared to the fourth quarter of fiscal 2019.

Gross margin rate in the fourth quarter of fiscal 2020 was 14.81% of net sales compared to 14.40% of net sales for the fourth quarter of fiscal 2019. Retail contributed approximately 29 basis points of the increase due to a higher gross margin rate driven by lower promotional spending and the retail segment representing a greater percentage of total net sales. Wholesale contributed the remaining 12 basis points of the increase primarily due to lower inbound freight expense and a lower LIFO charge.

Operating expenses in the fourth quarter of fiscal 2020 were $884.1 million, or 13.09% of net sales, compared to $894.3 million, or 13.29% of net sales in the fourth quarter of fiscal 2019. The decrease in operating expenses as a percent of net sales was driven by leveraging fixed operating and administrative expenses over higher revenues as well as the benefit of synergy and integration efforts, partially offset by $31 million, or 45 basis points of net sales, of incremental costs related to COVID-19.

Goodwill and asset impairment benefit was $39.8 million in the fourth quarter of fiscal 2019, resulting from adjustments to the purchase price allocation undertaken in the fourth quarter related primarily to acquired tax assets and liabilities. There were no goodwill and asset impairment charges or adjustments in the fourth quarter of fiscal 2020.

Restructuring, acquisition and integration related expenses in the fourth quarter of fiscal 2020 were $20.6 million, primarily reflecting distribution center consolidation expenses, compared to $19.4 million in the fourth quarter of fiscal 2019.

Loss on sale of assets in the fourth quarter of fiscal 2020 was $16.3 million, which included a $50.0 million accumulated depreciation and amortization charge related to the requirement to move Retail from discontinued operations to continuing operations, partially offset by $33.7 million of gains on the sale of distribution centers and other assets.

Operating income in the fourth quarter of fiscal 2020 was $79.0 million and included $20.6 million of restructuring, acquisition, and integration related expenses and $16.3 million of loss on sale of assets. When excluding these items, operating income was $116.0 million, or 1.72% of net sales, in the fourth quarter of fiscal 2020. Operating income in the fourth quarter of fiscal 2019 was $95.7 million and included a benefit from a goodwill and asset impairment adjustment of $39.8 million and a gain on sale of assets, partially offset by restructuring, acquisition, and integration related expenses of $19.4 million. When excluding these items, operating income for the fourth quarter of fiscal 2019 was $74.7 million, or 1.11% of net sales. The 61 basis point increase in operating income, as a percent of net sales when excluding the items listed, was driven by higher net sales, the benefit of higher gross margin rates, the leveraging of fixed operating and administrative expenses over higher sales, and the benefit of synergy and integration efforts, partially offset by $30.7 million of incremental costs related to COVID-19.

Interest expense, net for the fourth quarter of fiscal 2020 was $45.8 million. Interest expense, net for the fourth quarter of fiscal 2019 was $59.0 million. The decrease in interest expense, net was driven by lower amounts of outstanding debt and lower average interest rates.

Effective tax rate for continuing operations for the fourth quarter of fiscal 2020 was a benefit of (17.5)% of pre-tax income compared to expense of 56.0% of pre-tax income for the fourth quarter of fiscal 2019. The change in the effective tax rate for the fourth quarter was primarily driven by an additional fiscal 2020 tax benefit resulting from the Coronavirus Aid, Relief, and Economic Security (CARES) Act, which provides that net operating losses be carried back into tax years with higher statutory rates, as well as the favorable resolution of state tax audits. The tax impact of the goodwill and asset impairment benefit recorded in the fourth quarter of fiscal 2019 increased the effective tax rate by approximately 53.0%.

Net income for the fourth quarter of fiscal 2020 was $52.4 million compared to $19.2 million for the fourth quarter of fiscal 2019 due to the factors described above impacting operating income, interest expense, and the tax rate.

Net income per diluted share (EPS) was $0.89 for the fourth quarter of fiscal 2020, compared to $0.36 for the fourth quarter of fiscal 2019. Adjusted EPS was $1.06 for the fourth quarter of fiscal 2020, compared to adjusted EPS of $0.35 in the fourth quarter of fiscal 2019.

Adjusted EBITDA for the fourth quarter of fiscal 2020 was $197.9 million, compared to $165.9 million for the fourth quarter of fiscal 2019. The increase primarily reflects the items discussed in adjusted operating income.

Total Outstanding Debt, net of cash, ended the year at $2.61 billion of total outstanding debt, net of cash, reflecting a decrease of $55 million in the fourth quarter of fiscal 2020 (compared to the third quarter of fiscal 2020) and a total decrease of $388 million in fiscal 2020. Cash provided by operating activities of $457 million led to free cash flow of $284 million which, when combined with proceeds from asset sales of $147 million (the sum of which totaled $431 million), were the primary drivers of fiscal 2020 debt reduction. Fiscal 2020 ending total outstanding debt, net of cash, included a $96 million finance lease obligation recorded in the third quarter of fiscal 2020 associated with the newest Moreno Valley distribution center.

Fiscal 2021 Outlook (1)

Based on its strong performance in fiscal 2020 and expectations for continued momentum in fiscal 2021, the Company is providing the following outlook for fiscal 2021. This outlook assumes that food-at-home consumption remains elevated and exceeds food consumed away from home for the rest of fiscal 2021. Compared to fiscal 2020, the sales growth of nearly $900 million (at the midpoint of the range provided below) will be more pronounced in the first half of fiscal 2021 prior to cycling the pandemic-related increase in customer demand that began the third quarter of fiscal 2020.

Fiscal Year Ending July 31, 2021		% Growth Over FY20 at Midpoint
Net Sales ($ in billions)	$27.0 - $27.8	3.3%
Net Income ($ in millions)	$154 - $183	-
Earnings Per Diluted Share (EPS)	$2.55 - $3.05	-
Adjusted EPS (2) (3)	$3.05 - $3.55	21.3%
Adjusted EBITDA(3) ($ in millions)	$690 - $730	5.5%
Capital Expenditures ($ in millions)	$200 - $250	-

(1)
The outlook provided above is for fiscal 2021 only and replaces and supersedes any and all guidance provided prior to the date hereof covering fiscal 2021 or subsequent years. This outlook is forward-looking, is based on management's current estimates and expectations and is subject to a number of risks, including many that are outside of management's control.  See cautionary Safe Harbor Statement below.

(2)
The Company uses an adjusted effective tax rate in calculating Adjusted EPS. The adjusted effective tax rate is calculated based on adjusted net income before tax. It also excludes the potential impact of changes to uncertain tax positions, valuation allowances, stock compensation accounting (ASU 2016-09) and discrete GAAP tax items which could impact the comparability of the operational effective tax rate. The Company believes using this adjusted effective tax rate provides better consistency across the interim reporting periods since each of these discrete items can cause volatility in the GAAP tax rate that is not indicative of the underlying ongoing operations of the Company. By providing this non-GAAP measure, management intends to provide investors with a meaningful, consistent comparison of the Company’s effective tax rate on ongoing operations.

(3)	Please refer to the tables in this press release for a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.

Conference Call & Webcast
The Company’s fourth quarter and full year fiscal 2020 conference call and audio webcast will be held tomorrow, Tuesday, September 29, 2020 at 8:30 a.m. ET. A webcast of the conference call (and supplemental materials) will be available to the public, on a listen only basis, via the internet at the Investors section of the Company’s website www.unfi.com. The call can also be accessed at (877) 682 - 3423 (conference ID 5884972). An online archive of the webcast (and supplemental materials) will be available for 120 days.

About United Natural Foods

UNFI is North America’s premier food wholesaler delivering the widest variety of products to customer locations throughout North America including natural product superstores, independent retailers, conventional supermarket chains, ecommerce retailers, and food service customers. By providing this deeper ‘full-store’ selection and compelling brands for every aisle, UNFI is uniquely positioned to deliver great food, more choices, and fresh thinking to customers everywhere. Today, UNFI is the largest publicly-traded grocery distributor in America. To learn more about how UNFI is Moving Food Forward, visit www.unfi.com.

INVESTOR CONTACT:
Steve Bloomquist
Vice President, Investor Relations
952-828-4144

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the Company’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties and are based on current expectations and management estimates; actual results may differ materially. The risks and uncertainties which could impact these statements are described in the Company’s filings under the Securities Exchange Act of 1934, as amended, including its annual report on Form 10-K for the year ended August 3, 2019 filed with the Securities and Exchange Commission (the “SEC”) on October 1, 2019, as updated in its quarterly report on Form 10-Q for the quarter ended May 2, 2020 and other filings the Company makes with the SEC, and include, but are not limited to, the impact and duration of the COVID-19 outbreak; the Company’s dependence on principal customers; the Company’s sensitivity to general economic conditions including changes in disposable income levels and consumer spending trends; the Company’s ability to realize anticipated benefits of its acquisitions and dispositions, in particular, its acquisition of SUPERVALU; the Company’s reliance on the continued growth in sales of higher margin natural and organic foods and non-food products in comparison to lower margin conventional grocery products; increased competition in the Company’s industry as a result of increased distribution of natural, organic and specialty products and direct distribution of those products by large retailers and online distributors; the possibility that restructuring, asset impairment, and other charges and costs we may incur in connection with the sale or closure of our retail operations will exceed our current expectations; increased competition as a result of continuing consolidation of retailers in the natural product industry and the growth of supernatural chains; the addition or loss of significant customers or material changes to the Company’s relationships with these customers; union-organizing activities that could cause labor relations difficulties and increased costs; the Company’s ability to operate, and rely on third parties to operate reliable and secure technology systems; the relatively low margins of the Company’s business; moderated supplier promotional activity, including decreased forward buying opportunities; the Company’s ability to timely and successfully deploy its warehouse management system throughout its distribution centers and its transportation management system across the Company and to achieve efficiencies and cost savings from these efforts; the potential for additional asset impairment charges; the Company’s sensitivity to inflationary and deflationary pressures; the potential for disruptions in the Company’s supply chain or its distribution capabilities by circumstances beyond its control, including a health epidemic; the risk of interruption of supplies due to lack of long-term contracts, severe weather, work stoppages or otherwise; volatility in fuel costs; volatility in foreign exchange rates; and our ability to identify and successfully complete asset or business acquisitions. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable laws. Any estimates of future results of operations are based on a number of assumptions, many of which are outside the Company’s control and should not be construed in any manner as a guarantee that such results will in fact occur. These estimates are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced estimates, but it is not obligated to do so.

Non-GAAP Financial Measures: To supplement the financial information presented on a U.S. generally accepted accounting principles (“GAAP”) basis, the Company has included in this press release non-GAAP financial measures for adjusted EBITDA, adjusted earnings per diluted common share (“adjusted EPS”), adjusted effective tax rate, free cash flow and Adjusted EBITDA leverage. The non-GAAP adjusted earnings per diluted common share measure is a consolidated measure, which the Company reconciles by adding Net income attributable to UNFI plus goodwill and asset impairment benefits and charges, restructuring, acquisition, and integration related expenses, certain legal charges and gains, surplus property depreciation and interest expense, losses on debt extinguishment, discontinued operations store closures and other charges, net, the impact of diluted shares when GAAP earnings is presented as a loss and non-GAAP earnings represent income, and the tax impact of adjustments and the adjusted effective tax rate, which tax impact for fiscal 2020 is calculated using the adjusted effective tax rate, and certain other non-cash charges or items, as determined by management. The non-GAAP adjusted effective tax rate excludes the potential impact of changes to various uncertain tax positions and valuation allowances, as well as stock compensation accounting (ASU 2016-09). The non-GAAP adjusted EBITDA measure is defined as a consolidated measure inclusive of continuing and discontinued operations results, which we reconcile by adding Net (loss) income from continuing operations, plus Total other expense, net and (Benefit) provision for income taxes, plus Depreciation and amortization calculated in accordance with GAAP, plus adjustments for Share-based compensation, Restructuring, acquisition and integration related expenses, goodwill and asset impairment charges, certain legal charges and gains, certain other non-cash charges or items, as determined by management, plus Adjusted EBITDA of discontinued operations calculated in a manner consistent with the results of continuing operations outlined above. The non-GAAP free cash flow measure is defined as net cash provided by operating activities less capital expenditures. The non-GAAP net debt to adjusted EBITDA leverage is defined as the total face value of the Company’s outstanding short and long term debt and finance lease liabilities less net cash and cash equivalents, the sum of which is divided by adjusted EBITDA.

The reconciliation of these non-GAAP financial measures to their comparable GAAP financial measures are presented in the tables appearing below. The presentation of non-GAAP financial measures is not intended to be considered in isolation or as a substitute for any measure prepared in accordance with GAAP. The Company believes that presenting the non-GAAP financial measures adjusted EBITDA and adjusted EPS aids in making period-to-period comparisons, assessing the performance of our business and understanding the underlying operating performance and core business trends by excluding certain adjustments not expected to recur in the normal course of business and are meaningful indicators of actual and estimated operating performance.

The inclusion of free cash flow assists investors in understanding the cash generating ability of the Company separate from cash generated by the sale of assets. Net debt to adjusted EBITDA leverage ratio is a commonly used metric that assists investors in understanding and evaluating the Company’s capital structure and changes to its capital structure over time. The Company currently expects to continue to exclude the items listed above from non-GAAP financial measures. Management utilizes and plans to utilize these non-GAAP financial measures to compare the Company’s operating performance during the 2021 fiscal year to the comparable periods in the 2020 fiscal year and to internally prepared projections. These non-GAAP financial measures may differ from similarly titled measures of other companies.

UNITED NATURAL FOODS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(In thousands, except for per share data)

	Fourth Quarter Ended		Fiscal Year Ended
	August 1, 2020 (13 weeks)	August 3, 2019 (14 weeks)	August 1, 2020 (52 weeks)	August 3, 2019 (53 weeks)
Net sales	$6,754,555	$6,731,294	$26,514,267	$22,307,456
Cost of sales	5,754,531	5,762,315	22,639,475	19,098,850
Gross profit	1,000,024	968,979	3,874,792	3,208,606
Operating expenses	884,060	894,255	3,541,487	2,967,912
Goodwill and asset impairment (adjustment) charges	—	(39,845)	425,405	292,770
Restructuring, acquisition and integration related expenses	20,632	19,439	86,383	148,195
Loss (gain) on sale of assets	16,347	(529)	17,132	(499)
Operating income (loss)	78,985	95,659	(195,615)	(199,772)
Other expense (income):
Net periodic benefit income, excluding service cost	(11,758)	(12,045)	(39,177)	(35,041)
Interest expense, net	45,793	59,008	191,607	180,789
Other, net	(129)	(834)	(3,591)	(1,063)
Total other expense, net	33,906	46,129	148,839	144,685
Income (loss) from continuing operations before income taxes	45,079	49,530	(344,454)	(344,457)
(Benefit) provision for income taxes	(7,883)	27,724	(90,445)	(58,936)
Net income (loss) from continuing operations	52,962	21,806	(254,009)	(285,521)
Income (loss) from discontinued operations, net of tax	926	(2,386)	(15,202)	898
Net income (loss) including noncontrolling interests	53,888	19,420	(269,211)	(284,623)
Less net income attributable to noncontrolling interests	(1,522)	(223)	(4,929)	(107)
Net income (loss) attributable to United Natural Foods, Inc.	$52,366	$19,197	$(274,140)	$(284,730)

Basic earnings (loss) per share:
Continuing operations	$0.94	$0.41	$(4.81)	$(5.57)
Discontinued operations	$0.02	$(0.05)	$(0.28)	$0.02
Basic earnings (loss) per share	$0.96	$0.36	$(5.10)	$(5.56)
Diluted earnings (loss) per share:
Continuing operations	$0.88	$0.41	$(4.81)	$(5.57)
Discontinued operations	$0.02	$(0.05)	$(0.28)	$0.02
Diluted earnings (loss) per share	$0.89	$0.36	$(5.10)	$(5.56)
Weighted average shares outstanding:
Basic	54,670	52,631	53,778	51,245
Diluted	58,540	52,976	53,778	51,245

UNITED NATURAL FOODS, INC.
CONSOLIDATED BALANCE SHEETS (unaudited)
(In thousands, except for per share data)

	August 1, 2020	August 3, 2019
ASSETS
Cash and cash equivalents	$46,993	$44,468
Accounts receivable, net	1,120,199	1,067,012
Inventories	2,280,767	2,190,681
Prepaid expenses and other current assets	251,891	235,774
Current assets of discontinued operations	5,067	20,994
Total current assets	3,704,917	3,558,929
Property and equipment, net	1,701,216	1,896,164
Operating lease assets	982,808	—
Goodwill	19,607	442,256
Intangible assets, net	969,600	1,089,846
Deferred income taxes	107,624	34,262
Other assets	97,285	107,921
Long-term assets of discontinued operations	3,915	44,957
Total assets	$7,586,972	$7,174,335
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$1,633,448	$1,532,310
Accrued expenses and other current liabilities	281,956	260,531
Accrued compensation and benefits	228,832	188,484
Current portion of operating lease liabilities	131,022	—
Current portion of long-term debt and finance lease liabilities	83,378	112,103
Current liabilities of discontinued operations	11,438	15,517
Total current liabilities	2,370,074	2,108,945
Long-term debt	2,426,994	2,819,050
Long-term operating lease liabilities	873,990	—
Long-term finance lease liabilities	143,303	108,208
Pension and other postretirement benefit obligations	292,128	237,266
Deferred income taxes	—	1,042
Other long-term liabilities	336,487	394,749
Long-term liabilities of discontinued operations	1,738	770
Total liabilities	6,444,714	5,670,030
Stockholders equity:
Preferred stock, $0.01 par value, authorized 5,000 shares; none issued or outstanding	—	—
Common stock, $0.01 par value, authorized 100,000 shares; 55,306 shares issued and 54,691 shares outstanding at August 1, 2020; 53,501 shares issued and 52,886 shares outstanding at August 3, 2019	553	535
Additional paid-in capital	568,736	530,801
Treasury stock at cost	(24,231)	(24,231)
Accumulated other comprehensive loss	(237,946)	(108,953)
Retained earnings	837,633	1,108,890
Total United Natural Foods, Inc. stockholders’ equity	1,144,745	1,507,042
Noncontrolling interests	(2,487)	(2,737)
Total stockholders' equity	1,142,258	1,504,305
Total liabilities and stockholders’ equity	$7,586,972	$7,174,335

UNITED NATURAL FOODS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Fiscal Year Ended
(In thousands)	August 1, 2020 (52 weeks)	August 3, 2019 (53 weeks)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss including noncontrolling interests	$(269,211)	$(284,623)
(Loss) income from discontinued operations, net of tax	(15,202)	898
Net loss from continuing operations	(254,009)	(285,521)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	281,535	247,746
Share-based compensation	24,643	25,551
Loss (gain) on disposal of assets	17,132	(499)
Closed property and other restructuring charges	45,501	30,204
Goodwill and asset impairments	425,405	292,770
Net pension and other postretirement benefit income	(39,177)	(34,868)
Deferred income tax benefit	(70,933)	(61,208)
LIFO charge	17,900	25,372
Provision for doubtful accounts, net	46,032	9,749
Non-cash interest expense and other adjustments	14,706	15,654
Changes in operating assets and liabilities, net of acquired businesses
Accounts and notes receivable	(123,970)	53,351
Inventories	(111,267)	183,105
Prepaid expenses and other assets	112,771	(47,708)
Accounts payable	107,050	(24,833)
Accrued expenses, other liabilities and other	(40,954)	(139,879)
Net cash provided by operating activities of continuing operations	452,365	288,986
Net cash provided by (used in) operating activities of discontinued operations	4,171	(4,456)
Net cash provided by operating activities	456,536	284,530
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(172,568)	(228,477)
Purchases of acquired businesses, net of cash acquired	—	(2,292,435)
Proceeds from dispositions of assets	147,382	180,362
Other	(2,498)	(280)
Net cash used in investing activities of continuing operations	(27,684)	(2,340,830)
Net cash provided by investing activities of discontinued operations	26,218	82,043
Net cash used in investing activities	(1,466)	(2,258,787)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings of long-term debt	2,050	1,926,642
Proceeds from borrowings under revolving credit line	4,278,202	3,971,504
Proceeds from issuance of other loans	6,266	22,358
Repayments of borrowings under revolving credit line	(4,601,490)	(3,101,679)
Repayments of long-term debt and finance leases	(122,302)	(779,909)
Repayments of other loans	(24,408)	—
Proceeds from the issuance of common stock and exercise of stock options	14,276	23,975
Payment of employee restricted stock tax withholdings	(1,023)	(2,727)
Payments for debt issuance costs	—	(62,600)
Distributions to noncontrolling interests	(4,642)	(1,212)
Net cash (used in) provided by financing activities	(453,071)	1,996,352
EFFECT OF EXCHANGE RATE ON CASH	(154)	(143)
NET INCREASE IN CASH AND CASH EQUIVALENTS	1,845	21,952
Cash and cash equivalents, at beginning of period	45,267	23,315
Cash and cash equivalents, at end of period	47,112	45,267
Less: cash and cash equivalents of discontinued operations	(119)	(799)
Cash and cash equivalents	$46,993	$44,468
Supplemental disclosures of cash flow information:
Cash paid for interest	$181,815	$183,042
Cash (refunds) payments for federal and state income taxes, net	$(21,886)	$77,676

SUPPLEMENTAL NON-GAAP FINANCIAL INFORMATION
UNITED NATURAL FOODS, INC.

Reconciliation of Net Income (Loss) from continuing operations and Income (loss) from discontinued operations, net of tax to Adjusted EBITDA (unaudited)
(in thousands)

	Fourth Quarter Ended		Fiscal Year Ended
	August 1, 2020 (13 weeks)	August 3, 2019 (14 weeks)	August 1, 2020 (52 weeks)	August 3, 2019 (53 weeks)
Net income (loss) from continuing operations	$52,962	$21,806	$(254,009)	$(285,521)
Adjustments to continuing operations net income (loss):
Less net income attributable to noncontrolling interests	(1,522)	(223)	(4,929)	(107)
Total other expense, net	33,906	46,129	148,839	144,685
(Benefit) provision for income taxes(1)	(7,883)	27,724	(90,445)	(58,936)
Depreciation and amortization	67,533	77,063	281,535	247,746
Share-based compensation	11,638	11,426	33,689	40,495
Goodwill and asset impairment (benefit) charges(2)	—	(39,845)	425,405	292,770
Restructuring, acquisition, and integration related expenses(3)	20,632	19,439	86,383	148,195
Loss (gain) on sale of assets(4)	16,347	(529)	17,132	(499)
Notes receivable charges(5)	—	—	12,516	—
Inventory fair value adjustment(6)	—	—	—	10,463
Legal settlement income, net of reserve adjustment(7)	—	(3,590)	1,196	(1,390)
Other retail expense(8)	1,750	—	1,750	—
Adjusted EBITDA of continuing operations	195,363	159,400	659,062	537,901
Adjusted EBITDA of discontinued operations(9)	2,547	6,513	13,860	24,954
Adjusted EBITDA	$197,910	$165,913	$672,922	$562,855

Income (loss) from discontinued operations, net of tax(9)	$926	$(2,386)	$(15,202)	$898
Adjustments to discontinued operations net income (loss):
Total other expense, net	167	25	(4)	150
Benefit for income taxes	(1,143)	(52)	(4,465)	(3,723)
Other expense	—	12	—	(62)
Restructuring, store closure and other charges, net(10)	2,597	8,914	33,531	27,691
Adjusted EBITDA of discontinued operations(9)	$2,547	$6,513	$13,860	$24,954

(1)	Fiscal 2020 includes the tax benefit from the CARES Act, which includes the impact of tax loss carrybacks to 35% tax years allowed under the CARES Act.

(2)
Fiscal 2020 primarily reflects a goodwill impairment charge attributable to a reorganization of our reporting units and a sustained decrease in market capitalization and enterprise value of the Company; resulting in a decline in the estimated fair value of the U.S. Wholesale reporting unit. In addition, this charge includes a goodwill finalization charge attributable to the SUPERVALU acquisition and an asset impairment charge. Fiscal 2019 reflects a goodwill impairment charge attributable to the SUPERVALU acquisition.

(3)
Fiscal 2020 primarily reflects Shoppers asset impairment charges, closed property and distribution center impairment charges and costs, and administrative fees associated with integration activities. Fiscal 2019 primarily reflects expenses resulting from the acquisition of SUPERVALU and acquisition and integration expenses, including employee-related costs.

(4)
The fourth quarter of fiscal 2020 primarily reflects a $50.0 million accumulated depreciation and amortization charge related to the requirement to move Retail from discontinued operations to continuing operations, partially offset by $33.7 million of gains on the sale of distribution centers and other assets.

(5)	Reflects reserves and charges for notes receivable issued by the SUPERVALU business prior to its acquisition to finance the purchase of stores by its customers.

(6)	Reflects a non-cash charge related to the step-up of inventory values as part of purchase accounting.

(7)	Reflects a charge to settle a legal proceeding and a charge related to our assessment of legal proceedings, net of income received to settle a legal proceeding.

(8)	Reflects expenses associated with event-specific damages to certain retail stores.

(9)
Income from discontinued operations, net of tax and Adjusted EBITDA of discontinued operations excludes rent expense of $0.5 million, $2.9 million in the fourth quarters of fiscal 2020 and 2019, respectively; and $5.8 million and $9.5 million in fiscal 2020 and 2019, respectively, of operating lease rent expense related to stores within discontinued operations, but for which GAAP requires the expense to be included within continuing operations, as we remain or expect to remain primarily obligated under these leases. We expect to assign these leases with the obligation to pay this rent expense to buyers of our retail discontinued operations upon sale. Due to these GAAP requirements to show rent expense, along with other administrative expenses of discontinued operations within continuing operations, UNFI believes the inclusion of discontinued operations results within Adjusted EBITDA provides UNFI and investors a meaningful measure of performance.

(10)	Amounts represent store closure charges and costs, operational wind-down and inventory charges, and asset impairment charges related to discontinued operations.

Reconciliation of Net Income (Loss) per Diluted Common Share to Adjusted Net Income per Diluted Common Share (unaudited)

	Fourth Quarter Ended		Fiscal Year Ended
	August 1, 2020 (13 weeks)	August 3, 2019 (14 weeks)	August 1, 2020	August 3, 2019
Net income (loss) attributable to UNFI per diluted common share	$0.89	$0.36	$(5.10)	$(5.56)
Goodwill and asset impairment (benefit) charges(1)	—	(0.75)	7.91	5.70
Restructuring, acquisition, and integration related expenses(2)	0.35	0.37	1.61	2.89
Loss (gain) on sale of assets(3)	0.28	(0.01)	0.32	(0.01)
Pension settlement charge(4)	0.02	—	0.21	—
Surplus property depreciation and interest expense(5)	(0.01)	—	0.15	—
Note receivable charges(6)	—	—	0.23	—
Loss on debt extinguishment(7)	—	0.01	—	0.06
Interest expense on senior notes(8)	—	—	—	0.06
Inventory fair value adjustment(9)	—	—	—	0.20
Legal reserve charge, net of settlement income(10)	—	(0.07)	0.02	(0.03)
Other retail expense(11)	0.03	—	0.03	—
Discontinued operations store closures and other charges, net(12)	0.06	0.17	0.64	0.55
Tax impact of adjustments and adjusted effective tax rate(13)	(0.49)	0.36	(2.90)	(1.78)
Impact of dilutive shares(14)	—	—	(0.09)	—
Adjusted net income per diluted common share (Retail in Discontinued Operations)	1.13	0.44	3.03	2.08
Depreciation and amortization adjustment(15)	(0.07)	(0.09)	(0.31)	(0.40)
Adjusted net income per diluted common share (Retail in Continuing Operations)(13)(14)	$1.06	$0.35	$2.72	$1.68

(1)
Fiscal 2020 primarily reflects a goodwill impairment charge attributable to a reorganization of our reporting units and a sustained decrease in market capitalization and enterprise value of the Company; resulting in a decline in the estimated fair value of the U.S. Wholesale reporting unit. In addition, this charge includes a goodwill finalization charge attributable to the SUPERVALU acquisition and an asset impairment charge. Fiscal 2019 reflects a goodwill impairment charge attributable to the SUPERVALU acquisition.

(2)
Fiscal 2020 primarily reflects Shoppers asset impairment charges, closed property and distribution center impairment charges and costs, and administrative fees associated with integration activities. Fiscal 2019 primarily reflects expenses resulting from the acquisition of SUPERVALU and acquisition and integration expenses, including employee-related costs.

(3)
The fourth quarter of fiscal 2020 primarily reflects a $50.0 million accumulated depreciation and amortization charge related to the requirement to move Retail from discontinued operations to continuing operations, partially offset by $33.7 million of gains on the sale of distribution centers and other assets.

(4)	Reflects a non-cash pension settlement charges associated with the acceleration of a portion of the accumulated unrecognized actuarial loss as a result of the lump sum settlement payments.

(5)
Reflects surplus, non-operating property depreciation and interest expense, including accelerated depreciation related to a location on which we recognized a gain that is included in Restructuring, acquisition and integration related expenses.

(6)	Reflects reserves and charges for notes receivable issued by the SUPERVALU business prior to its acquisition to finance the purchase of stores by its customers.

(7)
Reflects non-cash charges related to the acceleration of unamortized debt issuance costs due to term loan prepayments and extinguishment charges from the Company’s term loan, which was in place prior to the acquisition of SUPERVALU.

(8)	Interest expense recorded on the SUPERVALU senior notes in the mandatory 30-day redemption notice period.

(9)	Reflects a non-cash charge related to the step-up of inventory values as part of purchase accounting.

(10)	Reflects a charge to settle a legal proceeding and a charge related to our assessment of legal proceedings, net of income received to settle a legal proceeding.

(11)	Reflects expenses associated with event-specific damages to certain retail stores.

(12)	Amounts represent store closure charges and costs, operational wind-down and inventory charges, and asset impairment charges related to discontinued operations.

(13)
Represents the tax effect of the pre-tax adjustments and beginning in the first quarter of fiscal 2020 an adjustment to utilize an adjusted effective tax rate to calculate Adjusted EPS. The adjusted effective tax rate is calculated based on adjusted net income before tax, and its impact reflects the exclusion of changes to uncertain tax positions, valuation allowances, tax impacts related to the exercise of share-based compensation awards and discrete GAAP tax items which could impact the comparability of the operational effective tax rate. The Company believes using this adjusted effective tax rate will provide better consistency across the interim reporting periods since each of these discrete items can cause volatility in the GAAP tax rate that is not indicative of the true operations of the Company. By providing this non-GAAP measure, management intends to provide investors with a meaningful, consistent comparison of the Company’s effective tax rate on ongoing operations. For the fourth quarter of fiscal 2020 and fiscal year 2020, the use of the effective tax rate methodology used in fiscal 2019 to calculate Adjusted EPS would have resulted in the tax impact of adjustments being $(0.35) and $(2.85) per diluted share, respectively; and Adjusted EPS of $1.20 and $2.77, respectively. If the Company had utilized an adjusted effective tax rate in calculating Adjusted EPS in the fourth quarter of fiscal 2019 and fiscal year 2019, the tax impact of adjustments using the adjusted effective tax rate would have been $0.36 and $(1.90) per diluted share, respectively, and Adjusted EPS would have been $0.35 and $1.56 per diluted share, respectively.

(14)	The computation of diluted earnings per share is calculated using diluted weighted average shares outstanding, which includes the net effect of dilutive stock awards.

(15)
Included within Loss (gain) on sale of assets in the fourth quarter of fiscal 2020 is a pre-tax charge of $50.0 million related to the change in presentation of Retail to continuing operations. This charge was calculated under GAAP as the depreciation and amortization expense that would have been recognized had Retail been included in continuing operations for the full time period since the SUPERVALU acquisition date. This adjustment attributes the pro rata amount of the non-cash charge recognized in the fourth quarter of fiscal 2020 to the applicable time periods in which it would have been recognized had Retail been included within continuing operations since the acquisition date. UNFI believes the inclusion of this adjustment is a useful indicator of performance to both management and investors, as it provides a relative comparison to how UNFI’s results of operations will be reported on an ongoing basis.

Reconciliation of Net Debt to Adjusted EBITDA Leverage Ratio (unaudited)
(in thousands, except ratios)

	Fiscal Year Ended
	August 1, 2020 (52 weeks)
Current portion of long-term debt and finance lease liabilities	$83,378
Long-term debt	2,426,994
Long-term finance lease liabilities	143,303
Less: Cash and cash equivalents	(46,993)
Net carrying value of debt and finance lease liabilities	2,606,682
Debt issuance costs, net	45,846
Original issue discount on debt	35,508
Net debt and finance lease liabilities	2,688,036
Adjusted EBITDA	$672,922
Adjusted EBITDA leverage ratio	4.0	x

Reconciliation of Net cash provided by operating activities to Free cash flow (unaudited)
(in thousands)

	Fiscal Year Ended
	August 1, 2020 (52 weeks)	August 3, 2019 (53 weeks)
Net cash provided by operating activities	$456,536	$284,530
Capital expenditures	(172,568)	(228,477)
Free cash flow	$283,968	$56,053

FISCAL 2021 GUIDANCE

Reconciliation of 2021 Guidance for Estimated Net Income per diluted Common Share to Estimated Non-GAAP Adjusted Net Income per diluted Common Share (unaudited)

	Fiscal Year Ending July 31, 2021
	Low Range	Estimate	High Range
Net income attributable to United Natural Foods, Inc. per diluted common share	$2.55		$3.05
Restructuring, acquisition and integration related expenses		0.46
Surplus property depreciation and interest expense		0.10
Discontinued operations store closures and other charges, net		0.12
Tax impact of adjustments and adjusted effective tax rate(1)		(0.18)
Adjusted net income per diluted common share	$3.05		$3.55

(1)
The estimated adjusted effective tax rate excludes the potential impact of changes in uncertain tax positions, tax impacts related to ASU 2006-09 regarding stock compensation and valuation allowances. Refer to the reconciliation for adjusted effective tax rate.

Reconciliation of 2021 Guidance for Net Income Attributable to United Natural Foods, Inc. to Adjusted EBITDA (unaudited)

	Fiscal Year Ending July 31, 2021
(in thousands)	Low Range	Estimate	High Range
Net income attributable to United Natural Foods, Inc.	$154,000		$183,000
Benefit for income taxes	57,000		68,000
Restructuring, acquisition and integration related costs		27,000
Closed property depreciation and interest expense		6,000
Discontinued operations store closures and other charges, net		7,000
Net interest expense		176,000
Other (income) expense, net		(1,000)
Depreciation and amortization		278,000
Share-based compensation		54,000
Net periodic benefit income, excluding service costs		(68,000)
Adjusted EBITDA	$690,000		$730,000

Reconciliation of Estimated 2020 and Actual 2019 U.S. GAAP Effective Tax Rate to Adjusted Effective Tax Rate (unaudited)

	Estimated Fiscal 2021	Actual Fiscal 2020	Actual Fiscal 2019
U.S. GAAP Effective Tax Rate	28%	26%	18%
Discrete quarterly recognition of GAAP items(1)	(1)%	(1)%	(2)%
Tax impact of other charges and adjustments(2)	—%	1%	—%
Changes in valuation allowances(3)	—%	1%	—%
Impact of Goodwill Impairment	—%	11%	11%
Impact of CARES Act(4)	—%	(11)%	—%
Adjusted Effective Tax Rate(5)	27%	27%	27%

Note: As part of the year-end reconciliation, we have updated the reconciliation of the fiscal 2020 GAAP effective tax rate for actual results.

(1)
Reflects changes in tax laws, excluding the CARES Act, uncertain tax positions, the tax impacts related to the exercise of share-based compensation awards, and any prior year deferred tax or payable adjustments. This includes prior-year Internal Revenue Service or other tax jurisdiction audit adjustments.

(2)	Reflects the tax impact of pre-tax adjustments other than the goodwill impairment that are excluded from pre-tax income when calculating adjusted EPS.

(3)	Reflects changes in valuation allowances related to changes in judgment regarding the realizability of deferred tax assets or current year operations.

(4)	Reflects the impact of tax loss carrybacks to 35% tax years allowed under the CARES Act as compared to the 21% tax rate applicable to tax loss carryforwards.

(5)
The Company establishes an estimated adjusted effective tax rate at the beginning of the fiscal year based on the best available information. The Company re-evaluates its estimated adjusted effective tax rate as appropriate throughout the year and adjusts for any material changes. The actual adjusted effective tax rate at the end of the fiscal year is based on actual results and accordingly may differ from the estimated adjusted effective tax rate used during the year.